Exhibit (n)(2)

Report of Independent Registered Accounting Firm on Supplemental Information

The Board of Directors and Shareholders of Golub Capital BDC, Inc. and Subsidiaries
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Golub Capital BDC, Inc. and Subsidiaries (the “Company”) for the year ended September 30, 2016 included in this Registration Statement (Form N-2), and have expressed an unqualified opinion herein dated November 16, 2016. The senior securities table has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management.
Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

Chicago, Illinois December 22, 2016